For Immediate Release
Contacts:
Community Central Bank Corp. – Ray Colonius - P: (586) 783-4500

COMMUNITY CENTRAL BANK CORPORATION
RAISES $2.7 MILLION OF EQUITY CAPITAL

MOUNT CLEMENS, Mich., January 7, 2010 -- Community Central Bank Corporation (Nasdaq:CCBD), the holding company for Community Central Bank, today announced that it has sold $2.7 million of Series B cumulative convertible perpetual preferred stock in a private transaction to local investors.   Each share of preferred stock has a ten year warrant which entitles the holder to purchase twenty shares of the Company’s common stock at a purchase price of $5.00 per share.

David A. Widlak, President and CEO commented, “In late December 2008 and early January 2009 we successfully raised $3.5 million of additional capital through the sale of our Series A preferred stock.  Now we have raised an additional $3.7 million through the sale of our Series B preferred stock, $1.0 million of which was completed on October 2, 2009.  We are greatly heartened and gratified by the enthusiastic local support we have received from investors and the continued confidence in the prospects of Community Central Bank.”

Dividends on the Series B preferred stock are payable quarterly in arrears at a rate of 5.00% per annum, if and when declared by the Company’s Board of Directors.   Dividends on the Series B preferred shares are cumulative.  The Series B preferred shares are convertible into common stock at the option of the holder at an initial conversion price per share of $8.00.  On or after August 1, 2010, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from these registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and Central and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control.  Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying these forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to raise additional capital as and when needed;  our ability to pay dividends;  our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability and willingness to repay loans; changes in the national and local economy; changes, in the bid price or the market value of publicly held shares of Company common stock, and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.